Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Amy Knapp
813-865-1284	813-290-6208
gregg.haddad@wellcare.com	amy.knapp@wellcare.com

WELLCARE APPOINTS THOMAS F. O’NEIL III AS VICE CHAIRMAN

AND TIMOTHY S. SUSANIN AS SVP, GENERAL COUNSEL AND SECRETARY

TAMPA, FL (June 3, 2009) — WellCare Health Plans, Inc. (NYSE: WCG) today announced the appointment of Thomas F. O’Neil III, Senior Vice President, General Counsel and Secretary, to Vice Chairman and Timothy S. Susanin, Vice President and Chief Counsel, to Senior Vice President, General Counsel and Secretary.

Mr. O’Neil, formerly a partner at DLA Piper US LLP, general counsel of the MCI Group and an Assistant United States Attorney, joined WellCare in April 2008.  In his new role, Mr. O’Neil will report directly to Charles Berg, Executive Chairman of WellCare, and he will continue to lead the Company’s efforts to resolve previously disclosed pending investigations and litigation and play a key role as the Company further strengthens its culture of compliance.  Mr. O’Neil will serve in this position for the Company through the end of this year.

“I’m pleased Tom has accepted this new leadership role,” said Charles Berg, Executive Chairman of WellCare.  “As General Counsel, Tom served WellCare with distinction and has been instrumental in our work to resolve the government and SEC investigations.  His continued leadership and counsel will serve the Company well.”

Mr. Susanin joined WellCare in November 2008 as Vice President and Chief Counsel - Dispute Management.  In that capacity, he oversaw the Company’s litigation and assisted Mr. O’Neil in managing various government and regulator investigations.  Most recently, Mr. Susanin was counsel to and then a partner in the Gibbons law firm, where his practice included commercial and white collar litigation and government and corporate internal investigations.  He opened the firm’s Philadelphia office in 2005.

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WCG Appoints Thomas F. O’Neil III as Vice Chairman
and Timothy S. Susanin as SVP, General Counsel and Secretary

June 3, 2009

In addition, Mr. Susanin was a federal prosecutor at the U.S. Department of Justice.  He was an Assistant U.S. Attorney for the District of Columbia and the Eastern District of Pennsylvania and an Associate Independent Counsel on the Whitewater investigation.  He also served in the U.S. Navy Judge Advocate General’s Corps and received numerous citations and awards for his government and military service.  Mr. Susanin received his A.B. in History, with departmental honors, from Franklin & Marshall College and his J.D. in 1988 from the Villanova University School of Law.

“Tim has impressive legal skills and expertise and has made a tremendous contribution to our company,” said Heath Schiesser, President and Chief Executive of WellCare.  “As our Chief Counsel - Dispute Management, he led his group with integrity, transparency and an unwavering commitment to compliance.  I am pleased to have him join our senior leadership team as our General Counsel.”

About WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored health care programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans.  The Company served approximately 2.5 million members nationwide as of March 31, 2009.  For more information about WellCare, please visit the Company’s website at www.wellcare.com.

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